Exhibit 23.3
RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988
September 13, 2010
Boards of Directors
Alliance, MHC
Alliance Bancorp, Inc.
Alliance Bank
541 Lawrence Road,
Broomall, Pennsylvania 19008
Members of the Boards of Directors:
     We hereby consent to the use of our firm’s name in the Form AC Application for Conversion for Alliance, MHC, and in the Form S-1 Registration Statement for Alliance Bancorp, Inc., in each case as amended and supplemented. We also hereby consent to the inclusion of, summary of and reference to our Appraisal and our statements concerning subscription rights and liquidation rights in such filings including the prospectus of Alliance Bancorp, Inc.

Sincerely,
/s/ RP FINANCIAL, LC.
RP FINANCIAL, LC.

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